Exhibit 99.1

Rigel Announces Second Quarter 2010 Financial Results

South San Francisco, Calif. — August 3, 2010 — Rigel Pharmaceuticals, Inc. (Nasdaq:RIGL) today reported financial results for the second quarter and six months ended June 30, 2010.

For the second quarter of 2010, Rigel reported a net income of $27.0 million, or $0.52 and $0.51 per basic and diluted share, respectively, compared to a net loss of $29.9 million, or $0.81 per basic and diluted share, in the same period of 2009. Basic weighted average shares outstanding for the second quarters of 2010 and 2009 were 52.0 million and 36.7 million, respectively. Diluted weighted average shares outstanding for the second quarters of 2010 and 2009 were 52.5 million and 36.7 million, respectively.

Contract revenue in the second quarter of 2010 was $49.5 million. This was an amortization of the $100.0 million upfront payment from AstraZeneca AB (AZ) pursuant to the exclusive worldwide license agreement for fostamatinib disodium (FosD, previously referred to as R788). Rigel is recognizing the upfront payment ratably over the six-month transition period from the effective date of March 26, 2010. As of June 30, 2010, $47.3 million of the upfront payment has been deferred. Rigel expects that this deferred amount will be fully recognized as revenue during the three months ending September 30, 2010. There was no contract revenue reported in the second quarter of 2009.

Rigel reported total operating expenses of $22.5 million in the second quarter of 2010, compared to $30.0 million in the same period of 2009. The decrease in operating expenses was primarily due to the completion of two Phase 2b clinical trials (TASKi2 and TASKi3) in July 2009.

For the six months ended June 30, 2010, Rigel reported a net income of $4.7 million, or $0.09 per basic and diluted share, compared to a net loss of $59.8 million, or $1.63 per basic and diluted share, for the same period of 2009.

As of June 30, 2010, Rigel had cash, cash equivalents and available for sale securities of $187.5 million, compared to $133.3 million as of December 31, 2009. In April 2010, Rigel received an upfront payment of $100.0 million in connection with its worldwide license agreement with AZ. Rigel expects to end 2010 with approximately $170.0 million in cash, cash equivalents and available for sale securities.

“Rigel remains focused on advancing new product candidates into clinical programs,” said James M. Gower, chairman and chief executive officer of Rigel. “In addition to our partner’s plan to initiate Phase 3 studies of FosD in RA patients later this year, we plan to enter a JAK3 candidate into the clinic for the treatment of transplant rejection by the end of this year and expect to add another new molecule into our pipeline for immune indications in the near future.”

About Rigel (www.rigel.com)

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory/autoimmune, muscle and metabolic diseases. Rigel’s pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market its product candidates. Current product development programs include FosD (previously referred to as R788), an oral syk inhibitor that is expected to enter Phase 3 clinical trials for rheumatoid arthritis in 2010, and R343, an inhaled Syk inhibitor that is in clinical trials for asthma.

This press release contains “forward-looking” statements, including, without limitation, statements related to Rigel’s expectations as to the recognition of deferred revenue, its year end cash, cash equivalents and available for sale securities, clinical plans with respect to a JAK3 candidate, identification of a new molecule for immune indications and plans to pursue further clinical development of FosD, including the timing thereof. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “expect,” “plan,” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are based upon Rigel’s current expectations and involve risks and uncertainties. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including, without limitation, risks associated with the duration of the transition period relating to the agreement with AstraZeneca AB, Rigel’s need for additional capital, the timing and success of preclinical studies and clinical trials, and other risks detailed from time to time in Rigel’s SEC reports, including its Annual Report on Form 10-Q for the quarter ended March 31, 2010. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.
Phone: 650.430.3777
Email: susan@alchemyemail.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)
Revenues:
Contract revenues	$49,457	$—	$52,718	$—

Operating expenses:
Research and development (see Note A)	16,815	24,948	34,240	49,486
General and administrative (see Note A)	5,664	5,050	13,850	9,653
Restructuring charges (see Note A)	—	—	—	1,141
Total operating expenses	22,479	29,998	48,090	60,280
Income (loss) from operations	26,978	(29,998)	4,628	(60,280)
Interest income, net	51	90	68	384
Income (loss) before income taxes	27,029	(29,908)	4,696	(59,896)
Income tax benefit	—	27	—	93
Net income (loss)	$27,029	$(29,881)	$4,696	$(59,803)

Net income (loss) per share:
Basic	$0.52	$(0.81)	$0.09	$(1.63)
Diluted	$0.51	$(0.81)	$0.09	$(1.63)

Weighted average shares used in computing net income (loss) per share:
Basic	51,974	36,704	51,969	36,701
Diluted	52,511	36,704	52,480	36,701

Note A

Stock-based compensation expense included in:
Research and development	$1,917	$2,528	$5,000	$3,953
General and administrative	1,784	1,331	3,868	2,050
Restructuring charges	—	—	—	122
	$3,701	$3,859	$8,868	$6,125

SUMMARY BALANCE SHEET DATA

(in thousands)

	June 30,	December 31,
	2010	2009(1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$187,458	$133,318
Total assets	195,910	140,744
Stockholders’ equity	124,433	109,867

(1)             Derived from audited financial statements